Exhibit 99.2

LinkedIn Corporation Announces Pricing of $1.15 Billion Convertible Notes Offering

MOUNTAIN VIEW, Calif., November 6, 2014 — LinkedIn Corporation (“LinkedIn”) (NYSE: LNKD) today announced the pricing of $1.15 billion aggregate principal amount of convertible senior notes due 2019 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  LinkedIn also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $172.5 million aggregate principal amount of the notes.

The sale of the notes to the initial purchasers is expected to settle on November 12, 2014, subject to customary closing conditions, and is expected to result in approximately $1.13 billion in net proceeds to LinkedIn after deducting the initial purchasers’ discount and estimated offering expenses payable by LinkedIn (assuming no exercise of the initial purchasers’ option).

The notes will be senior, unsecured obligations of LinkedIn.  The notes will bear interest at a rate of 0.50% per year.  Interest will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2015.  The notes will mature on November 1, 2019, unless earlier repurchased or converted.

LinkedIn expects to use approximately $70.2 million of the net proceeds of the offering of the notes to pay the cost of the convertible note hedge transactions described below after such cost is partially offset by the proceeds of the warrant transactions described below to raise the effective conversion price of the notes from LinkedIn’s perspective, and to use the remaining proceeds of the offering for general corporate purposes.

The initial conversion rate for the notes is 3.3951 shares of Class A common stock (“common stock”) per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $294.54 per share).  Prior to the close of business on the business day immediately preceding May 1, 2019, the notes will be convertible at the option of the note holders only upon the satisfaction of specified conditions and during certain periods.  Thereafter until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions.  Conversions of the notes will be settled in cash, shares of LinkedIn’s common stock or a combination thereof, at LinkedIn’s election.  The last reported sale price of LinkedIn’s common stock on November 5, 2014 was $218.18 per share.

In connection with the pricing of the notes, LinkedIn entered into privately negotiated convertible note hedge transactions with the initial purchasers and their affiliates (the “hedge counterparties”).  The convertible note hedge transactions are expected generally to reduce the potential dilution to LinkedIn’s common stock upon any conversion of notes and/or offset the cash payments LinkedIn is required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price of LinkedIn’s common stock is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the initial conversion price of the notes.  LinkedIn also entered into privately negotiated warrant transactions with the hedge counterparties.  The warrant transactions will separately have a dilutive effect to the extent the market value per share of LinkedIn’s common stock exceeds the strike price of any warrant transactions, unless LinkedIn elects, subject to certain conditions, to settle the warrant transactions in cash.  The strike price of the warrant transactions will initially be approximately $381.82 per share, which represents a premium of approximately 75% over the last reported sale price of LinkedIn’s common stock on November 5, 2014, and is subject to certain adjustments under the terms of the warrant transactions.  If the initial purchasers exercise their option to purchase additional notes, LinkedIn intends to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties.

LinkedIn expects that, in connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the hedge counterparties or their respective affiliates may purchase shares of LinkedIn’s common stock and/or enter into various derivative transactions with respect to the common stock concurrently with, or shortly after, the pricing of the notes.  These activities could increase (or reduce the size of any decrease in), the market price of LinkedIn’s common stock or the notes at that time.  In addition, LinkedIn expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivative transactions with respect to LinkedIn’s common stock and/or by purchasing or selling shares of LinkedIn’s common stock or other securities of LinkedIn in secondary market transactions following the pricing of the notes and prior to maturity of the notes (and are likely to do so during any observation period relating to a conversion of the notes or in connection with any repurchase of notes by LinkedIn).  This activity could also cause or avoid an increase or a decrease in the market price of LinkedIn’s common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes.  The convertible note hedge transactions and warrant transactions have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.  The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Contact:

LinkedIn Corporate Communications Team

press@linkedin.com

Investor Education Team

mdanziger@linkedin.com